UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A (Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 25, 2007

FEDERAL HOME LOAN BANK OF ATLANTA
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51845	56-6000442
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
1475 Peachtree Street, NE
Atlanta, GA 30309
(Address of principal executive offices)

(404) 888-8000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal

Officers; Compensatory Arrangements of Certain Officers.

The purpose of this Current Report on Form 8-K/A is to amend the Current Report on Form 8-K previously filed on January 30, 2007 by the Federal Home Loan Bank of Atlanta (the "Bank"), reporting the Bank's January 25, 2007 announcement of the retirement of Raymond R. Christman as the Bank's President and Chief Executive Officer, and the appointment of William H. Ott, Jr., as the Bank's Interim President and Chief Executive Officer.

In connection with Mr. Christman's retirement, the Bank and Mr. Christman entered into an Agreement and Release of All Claims (the "Agreement"), which became effective on February 28, 2007. The Agreement provides for: (a) aggregate severance payments of $730,000 to Mr. Christman, payable in four equal installments over a nine-month period beginning in March 2007; (b) aggregate payments of $120,000 to Mr. Christman, payable in four equal monthly installments, in respect of consulting services that Mr. Christman has agreed to provide to the Bank in February, March, April, and May 2007; and (c) at the Bank's expense, medical insurance coverage for Mr. Christman in coordination with COBRA for a period up to 18 months beginning February 1, 2007. In addition, the Agreement contains a general release by Mr. Christman in favor of the Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Atlanta

Date: March 5, 2007	By: /s/ Gregory N. Mayfield
Gregory N. Mayfield
Executive Vice President and General Counsel